Exhibit 99.1

Steel Connect Reports Fourth Quarter Fiscal 2024 Financial Results

NEW YORK, NY (November 6, 2024) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2024.

Results of Operations

Due to the previously disclosed application of pushdown accounting, the Company's consolidated financial statements include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which may not be comparable, between the periods presented. The pre-exchange period through April 30, 2023, is referred to as the "Predecessor" period. The post-exchange period, May 1, 2023, and onward, includes the impact of pushdown accounting and is referred to as the "Successor" period.

As it relates to the results of operations, while the Successor period and the Predecessor period are distinct reporting periods, the effects of the change of control for financial statement purposes did not have a material impact on the comparability of our results of operations between the periods, unless otherwise noted related to the impact from pushdown accounting.

	Successor	Successor	Successor	Predecessor	Combined-
	Three Months Ended July 31,	Three Months Ended July 31,	Fiscal Year Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,
	2024	2023	2024	2023	2023
	(in thousands)
Net revenue	$45,868	$40,804	$174,109	$148,283	$189,087
Net income	6,537	8,149	87,980	7,460	15,609
Net income attributable to common stockholders	$6,006	$7,612	$85,845	$5,867	$13,480
Adjusted EBITDA*	$4,282	$10,560	$16,374	$17,146	$27,706
Adjusted EBITDA margin*	9.3%	25.9%	9.4%	11.6%	14.7%
Net cash provided by operating activities	$6,420	$8,523	$21,848	$9,000	$17,523
Additions to property and equipment	(1,054)	(807)	(3,965)	(1,311)	(2,118)
Free cash flow*	$5,366	$7,716	$17,883	$7,689	$15,405

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Comparison of the Fourth Quarter and Fiscal Year Ended July 31, 2024 and 2023

The financial information and discussion that follows below are for the Company's operations. References herein to the “fiscal year ended July 31, 2023” combine the operational results for the August 1, 2022 to April 30, 2023 Predecessor period and the May 1 to July 31, 2023 Successor period to enhance the comparability of such information to the current fiscal year. Fluctuations in foreign currency exchange rates had an insignificant impact on the results for the fourth quarter and the fiscal year ended July 31, 2024, as compared to the same periods in the prior year.

	Three Months Ended July 31,
	2024	2023	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$45,868	$40,804	$5,064	12.4%
Cost of revenue	(33,214)	(29,749)	(3,465)	(11.6)%
Gross profit	12,654	11,055	1,599	14.5%
Gross profit margin	27.6%	27.1%	—	50	bpts
Selling, general and administrative	(10,808)	(8,523)	(2,285)	(26.8)%
Amortization	(893)	(911)	18	2.0%
Interest expense	(257)	(265)	8	3.0%
Other gains, net (including interest income)	5,753	6,395	(642)	(10.0)%
Total costs and expenses	(39,419)	(33,053)	(6,366)	19.3%
Income before income taxes	6,449	7,751	(1,302)	(16.8)%
Income tax benefit	88	398	(310)	(77.9)%
Net income	$6,537	$8,149	$(1,612)	(19.8)%

	Fiscal Year Ended July 31,
	2024	2023	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$174,109	$189,087	$(14,978)	(7.9)%
Cost of revenue	(125,616)	(137,780)	12,164	8.8%
Gross profit	48,493	51,307	(2,814)	(5.5)%
Gross profit margin	27.9%	27.1%	—	80	bpts
Selling, general and administrative	(37,478)	(41,986)	4,508	10.7%
Amortization	(3,554)	(911)	(2,643)	(290.1)%
Interest expense	(996)	(2,853)	1,857	65.1%
Other gains, net (including interest income)	14,492	11,284	3,208	28.4%
Total costs and expenses	(153,152)	(172,246)	19,094	11.1%
Income before income taxes	20,957	16,841	4,116	24.4%
Income tax benefit (expense)	67,023	(1,232)	68,255	5540.2%
Net income	$87,980	$15,609	$72,371	463.6%

Net Revenue

Net revenue for the fourth quarter increased $5.1 million, or 12.4%, as compared to the same period in the prior year. This increase in net revenue was primarily driven by higher volumes, favorable pricing mix and new program starts associated with clients in the computing and consumer electronics markets.

Net revenue for the fiscal year ended July 31, 2024 decreased by approximately $15.0 million, or 7.9%, as compared to the fiscal year ended July 31, 2023, primarily driven by lower volumes related to clients in the computing and consumer electronics markets, partially offset by new business revenue from new clients in the consumer electronics market.

Cost of Revenue

Cost of revenue for the fourth quarter increased $3.5 million, or 11.6%, as compared to the same period in the prior year, primarily due to a $2.5 million increase in materials procured on behalf of clients as a result of higher sales volume for clients in the computing and consumer electronics markets.

Cost of revenue for the fiscal year ended July 31, 2024 decreased $12.2 million, or 8.8%, as compared to the fiscal year ended July 31, 2023, primarily due to a $12.6 million decrease in materials procured on behalf of clients in the computing and consumer electronics markets.

Gross Profit

The Company's gross profit increased by $1.6 million, or 14.5%, as compared to the same period in the prior year, and the Company's gross margin percentage increased by 50 basis points to 27.6%, as compared to 27.1% for the same period in the prior year, primarily due to higher sales volume and favorable pricing mix for clients in the computing and consumer electronics markets.

The Company's gross profit decreased by $2.8 million, or 5.5%, for the fiscal year ended July 31, 2024 as compared to the fiscal year ended July 31, 2023 primarily due to lower sales volume discussed above. The gross profit percentage for the fiscal year ended July 31, 2024 increased 80 basis points to 27.9% from 27.1% for the fiscal year ended July 31, 2023, primarily due to changes in customer sales mix.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses for the fourth quarter increased $2.3 million, or 26.8%, as compared to the same period in the prior year. SG&A expenses for ModusLink Corporation ("Supply Chain") increased by $1.4 million due to partial recovery of previously reserved bad debt in the fourth quarter of fiscal year 2023 that did not reoccur in the current year quarter and other miscellaneous expenses, none of which are individually significant. Corporate-level activity increased by $0.9 million, primarily driven by an increase in mergers and acquisition related expenses.

SG&A expenses for the fiscal year ended July 31, 2024 decreased by approximately $4.5 million or 10.7%, as compared to the fiscal year ended July 31, 2023, primarily due to Corporate-level activity. Corporate-level activity decreased by $5.1 million, primarily due to a decrease in legal and other professional fees related to the Exchange Transaction which closed in May 2023. This activity was partially offset by an increase in mergers and acquisitions related expenses during the fiscal year ended July 31, 2024.

Amortization Expense

Amortization expense is related to the recognition of intangible assets in connection with the application of pushdown accounting as a result of the Exchange Transaction, which closed on May 1, 2023. Amortization expense for the fourth quarter remained relatively flat as compared to the same period in the prior year.

Amortization expense for the fiscal year ended July 31, 2024 increased $2.6 million or 290.1% as compared to the fiscal year ended July 31, 2023. The increase is due to a full years' worth of amortization being recognized for the fiscal year ended July 31, 2024, as compared to only three months' worth of amortization recognized for the fiscal year ended July 31, 2023.

Interest Expense

Total interest expense for the fourth quarter remained relatively flat as compared to the same period in the prior year.

Total interest expense for the fiscal year ended July 31, 2024 decreased $1.9 million or 65.1% as compared to the fiscal year ended July 31, 2023, primarily due to the cessation of the amortization of the discount on the 7.50% Senior Convertible Note due 2024 (the "SPHG Note") as of May 1, 2023, the date of the Exchange Transaction.

Other Gains, Net (including Interest Income):

Other gains, net for the three months ended July 31, 2024 and 2023 were approximately $5.8 million and $6.4 million. Other gains, net for the three months ended July 31, 2024 included: (1) $3.3 million interest income, primarily earned on money market funds; (2) $1.3 million grant income; and (3) $0.9 million net gains on investments. Other gains, net for the three months ended July 31, 2023 included: (1) $5.1 million realized gains on the disposition of the Aerojet shares received in the Exchange Transaction, and (2) $0.7 million of interest income received on money market funds.

Other gains, net for the fiscal year ended July 31, 2024 and the fiscal year ended July 31, 2023 were $14.5 million and $11.3 million, respectively. Other gains, net for the fiscal year ended July 31, 2024 included: (1) $13.7 million interest income, primarily earned on money market funds, (2) $1.4 million grant income, and (3) $0.4 million sublease income. This activity was partially offset by (1) $0.6 million net losses on investments and (2) $0.4 million net unrealized loss on the fair value remeasurement of the SPHG Note. Other gains, net for the fiscal year ended July 31, 2023 included: (1) $5.1 million realized gains on the disposition of the Aerojet shares received in the Exchange Transaction, (2) $2.3 million gain from proceeds received from the sale of an investment, (3) $1.6 million interest income, primarily earned on money market funds, (4) $1.4 million settlement with a client, and (5) $1.0 million sublease income. This activity was partially offset by $0.5 million unrealized loss on the fair value remeasurement of the SPHG Note.

Income Tax Benefit (Expense)

Income tax benefit for the fourth quarter was $0.1 million, as compared to $0.4 million for the same period in the prior year. The change in income tax benefit for the three months ended July 31, 2024 as compared to the prior year period was primarily due to the mix of earnings from our U.S. and foreign jurisdictions.

Income tax benefit for the fiscal year ended July 31, 2024 was approximately $67.0 million, as compared to $1.2 million income tax expense for the fiscal year ended July 31, 2023. The favorable change in income tax is due to the Company's release of a portion of its valuation allowance for certain pre-existing Company deferred tax assets. The release resulted in a non-cash adjustment to income tax benefit of $73.4 million for the fiscal year ended July 31, 2024, which increased from the income tax benefit of $71.5 million in the third quarter of fiscal year 2024 due to an increase in taxable income that resulted in more NOLs being utilized before their expiration at fiscal year end.
Net Income

Net income for the fourth quarter decreased $1.6 million, or 19.8%, as compared to the same period in the prior year. The decrease in net income is primarily due to unfavorable changes within non-operating expenses, such as the decrease in other gains, net of $0.6 million and $0.3 million unfavorable change in income tax benefit. See above explanations for further details.

Net income for the fiscal year ended July 31, 2024 increased $72.4 million, or 463.6%, as compared to the fiscal year ended July 31, 2023. The increase in net income is primarily due to the non-cash, significant income tax benefit accounting adjustment booked during the fiscal year ended July 31, 2024. See above for further details.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter totaled $1.1 million, or 2.3% of net revenue, as compared to $0.8 million, or 2.0% of net revenue, for the same period in the prior year. Capital expenditures increased to $4.0 million, or 2.3% of net revenue for the fiscal year ended July 31, 2024, from $2.1 million, or 1.1% of net revenue, for the fiscal year ended July 31, 2023.

Adjusted EBITDA

Adjusted EBITDA decreased $6.3 million, or 59.5%, for the fourth quarter as compared to the same period in the prior year, primarily due to higher operating expenses of $3.6 million and lower realized gains of $3.4 million due to the $5.1 million gain on the disposition of the Aerojet shares received in the Exchange Transaction in the prior year period that did not reoccur in the current year quarter, partially offset by higher gross profit of $1.6 million.

Adjusted EBITDA decreased $11.3 million, or 40.9%, for the fiscal year ended July 31, 2024, as compared to the fiscal year ended July 31, 2023, primarily due to lower realized foreign exchange gains of $3.4 million, lower realized gains of $3.2 million due to the $5.1 million gain on the disposition of the Aerojet shares received in the Exchange Transaction in the prior year period that did not reoccur in the current year, and a $2.8 million decrease in gross profit driven by lower sales volume.

Liquidity and Capital Resources

As of July 31, 2024, the Company had cash and cash equivalents of $248.6 million and ModusLink Corporation ("ModusLink") had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of July 31, 2024, total debt outstanding was $12.9 million, which was the fair value of the SPHG Note due September 1, 2024. The SPHG Note matured on September 1, 2024 and the Company paid off the outstanding principal and accrued interest for the SPHG Note upon its maturity.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury, and connected devices. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia Pacific.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Successor
	July 31, 2024	July 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$248,614	$121,372
Accounts receivable, trade, net	33,443	28,616
Inventories, net	6,733	8,569
Funds held for clients	2,576	2,031
Prepaid expenses and other current assets	4,462	158,686
Total current assets	295,828	319,274
Property and equipment, net	5,536	3,698
Operating lease right-of-use assets	20,748	27,098
Investments	41,376	—
Other intangible assets, net	31,036	34,589
Goodwill	19,703	22,785
Deferred tax asset	68,315	317
Other assets	3,086	3,420
Total assets	$485,628	$411,181

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,219	$26,514
Accrued expenses	21,659	26,774
Funds held for clients	2,532	1,949
Current lease obligations	8,319	7,973
Convertible note payable	12,903	—
Other current liabilities	4,423	4,544
Total current liabilities	75,055	67,754
Convertible note payable	—	12,461
Long-term lease obligations	12,740	19,161
Other long-term liabilities	5,913	5,442
Total long-term liabilities	18,653	37,064
Total liabilities	93,708	104,818

Contingently redeemable preferred stock
Series C contingently redeemable preferred stock	35,006	35,006
Series E contingently redeemable preferred stock	202,733	202733
Total contingently redeemable preferred stock	237,739	237,739

Total stockholders' equity	154,181	68,624
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$485,628	$411,181

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Unaudited			Unaudited
	Successor	Successor	Successor	Predecessor	Combined-
	Three Months Ended July 31,	Three Months Ended July 31,	Fiscal Year Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,
	2024	2023	2024	2023	2023

Net revenue	$45,868	$40,804	$174,109	$148,283	$189,087
Cost of revenue	33,214	29,749	125,616	108,031	137,780
Gross profit	12,654	11,055	48,493	40,252	51,307
Operating expenses:
Selling, general and administrative	10,808	8,523	37,478	33,463	41,986
Amortization	893	911	3,554	—	911
Total operating expenses	11,701	9,434	41,032	33,463	42,897
Operating income	953	1,621	7,461	6,789	8,410
Other income (expense):
Interest income	3,342	707	13,716	928	1,635
Interest expense	(257)	(265)	(996)	(2,588)	(2,853)
Other gains, net	2,411	5,688	776	3,961	9,649
Total other income	5,496	6,130	13,496	2,301	8,431
Income before income taxes	6,449	7,751	20,957	9,090	16,841
Income tax (benefit) expense	(88)	(398)	(67,023)	1,630	1,232
Net income	6,537	8,149	87,980	7,460	15,609
Less: Preferred dividends on redeemable preferred stock	(531)	(537)	(2,135)	(1,593)	(2,129)
Net income attributable to common stockholders	$6,006	$7,612	$85,845	$5,867	$13,480

Net income per share - basic	$0.23	$0.29	$3.30	$0.91	$0.52

Net income per share - diluted	$0.23	$0.29	$3.11	$0.89	$0.52

Weighted-average number of common units outstanding - basic	6,239	6,177	6,218	6,449	6,027
Weighted-average number of common units outstanding - diluted	26,120	27,960	28,589	8,417	25,894

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Successor		Predecessor
	Fiscal Year Ended July 31,	May 1 to July 31,	August 1, 2022 to April 30,
	2024	2023	2023
Cash flows from operating activities:
Net income	$87,980	$8,149	$7,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,826	456	1,427
Amortization of intangible assets	3,554	911	—
Amortization of deferred financing costs	—	—	36
Accretion of debt discount	—	—	1,688
Share-based compensation	632	236	529
Deferred taxes	(68,470)	(250)	—
Non-cash lease expense	9,193	2,208	6,760
Bad debt (recovery) expense	(46)	(297)	1,136
Other gains, net	661	(5,687)	(3,962)
Non-cash impact of application of pushdown accounting	—	8,079	—
Changes in operating assets and liabilities:
Accounts receivable, net	(5,089)	8,409	2,933
Inventories, net	1,608	(1,567)	1,440
Prepaid expenses and other current assets	(416)	905	(1,237)
Accounts payable and accrued expenses	(2,477)	(1,690)	(3,886)
Refundable and accrued income taxes, net	(134)	(214)	(829)
Other assets and liabilities	(6,974)	(11,125)	(4,495)
Net cash provided by operating activities	21,848	8,523	9,000
Cash flows from investing activities:
Additions to property and equipment	(3,965)	(807)	(1,311)
Proceeds from the disposition of property and equipment	9	1	166
Proceeds from the sale of securities	157,915	53,644	1,881
Purchases of investments	(45,377)	—	—
Net cash provided by investing activities	108,582	52,838	736
Cash flows from financing activities:
Series C redeemable preferred stock dividend payments	(2,135)	(537)	(1,593)
Payment of deferred financing costs	—	—	(149)
Repayments on capital lease obligations	—	—	(38)
Repayments on debt	—	(1,000)	(1,000)
Payments for fractional shares resulting from the Reverse/Forward stock split	—	(2,288)	—
Net cash used in financing activities	(2,135)	(3,825)	(2,780)
Net effect of exchange rate changes on cash and cash equivalents	(508)	(29)	895
Net increase (decrease) in cash, cash equivalents and restricted cash	127,787	57,507	7,851
Cash, cash equivalents and restricted cash, beginning of period	123,403	65,896	58,045
Cash, cash equivalents and restricted cash, end of period	$251,190	$123,403	$65,896

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)

	Successor	Successor	Successor	Predecessor	Combined-
	Three Months Ended July 31,	Three Months Ended July 31,	Fiscal Year Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,
	2024	2023	2024	2023	2023
Net revenue:
Supply Chain	$45,868	$40,804	$174,109	$148,283	$189,087
Total segment net revenue	$45,868	$40,804	$174,109	$148,283	$189,087
Operating income:
Supply Chain	3,551	3,328	13,739	16,488	19,816
Corporate-level activity	(2,598)	(1,707)	(6,278)	(9,699)	(11,406)
Total operating income	953	1,621	7,461	6,789	8,410
Total other income	5,496	6,130	13,496	2,301	8,431
Income before income taxes	$6,449	$7,751	$20,957	$9,090	$16,841

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Successor	Successor	Successor	Predecessor	Combined-
	Three Months Ended July 31,	Three Months Ended July 31,	Fiscal Year Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,
	2024	2023	2024	2023	2023
Net income	$6,537	$8,149	$87,980	$7,460	$15,609

Interest income	(3,342)	(707)	(13,716)	(928)	(1,635)
Interest expense	257	265	996	2,588	2,853
Income tax (benefit) expense	(88)	(398)	(67,023)	1,630	1,232
Depreciation	502	456	1,826	1,427	1,883
Amortization	893	911	3,554	—	911
EBITDA	4,759	8,676	13,617	12,177	20,853

Strategic consulting and other related professional fees	—	1,427	—	4,616	6,043
Executive severance and employee retention	—	—	—	(150)	(150)
Restructuring and restructuring-related expense	30	(62)	163	97	35
Share-based compensation	173	236	632	529	765
Loss (gain) on sale of long-lived assets	9	(1)	10	(128)	(129)
Unrealized foreign exchange losses, net	207	742	1,042	3,562	4,304
Other non-cash gains, net	(896)	(458)	910	(3,557)	(4,015)
Adjusted EBITDA	$4,282	$10,560	$16,374	$17,146	$27,706

Net revenue	$45,868	$40,804	$174,109	$148,283	$189,087
Adjusted EBITDA margin	9.3%	25.9%	9.4%	11.6%	14.7%

Free Cash Flow Reconciliation:

	Successor	Successor	Successor	Predecessor	Combined-
	Three Months Ended July 31,	Three Months Ended July 31,	Fiscal Year Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,
	2024	2023	2024	2023	2023
Net cash provided by operating activities	$6,420	$8,523	$21,848	$9,000	$17,523
Additions to property and equipment	(1,054)	(807)	(3,965)	(1,311)	(2,118)
Free cash flow	$5,366	$7,716	$17,883	$7,689	$15,405

Net Debt Reconciliation:

	Successor
	July 31, 2024	July 31, 2023
Total debt, net	$12,903	$12,461
Cash and cash equivalents	(248,614)	(121,372)
Net debt	$(235,711)	$(108,911)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax (benefit) expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income excluding net charges related to interest income, interest expense, income tax (benefit) expense, depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, loss (gain) on sale of long-lived assets, unrealized foreign exchange losses, net, and other non-cash gains, net. The Company defines Free Cash Flow as net cash provided by operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. For further discussion of the Protective Amendment, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; the investment of our assets in cash and cash equivalents and investment securities; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; risks related to the Reverse/Forward Stock Split; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 6, 2024. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com